                                                                    Exhibit 12.1


                   Statement Regarding Computation of Ratios

                Statement of Ratio of Combined Fixed Charges and
                     Preferred Stock Dividends to Earnings
                                 (In thousands)



                    (Unaudited)                              2004       2003       2002       2001       2000
-------------------------------------------------------    --------   --------   --------   --------   --------
Earnings
     Pretax income from continuing operations              $ 86,530   $ 49,297   $  9,815   $ 57,220   $ 41,523
     Fixed charges excluding capitalized interest            15,099     21,793     20,375     22,056     41,660
                                                           --------   --------   --------   --------   --------
     Adjusted earnings                                     $101,629   $ 71,090   $ 30,190   $ 79,276   $ 83,183
                                                           ========   ========   ========   ========   ========

Fixed charges
     Interest expense including capitalized interest       $ 13,801   $ 17,702   $ 18,946   $ 22,380   $ 40,381
     Amortization of finance cost                             1,104      3,700      1,663         32      1,665
     Interest component of lease rental expenditures (1)        763        823        430        257        200
                                                           --------   --------   --------   --------   --------
Fixed charges                                              $ 15,668   $ 22,225   $ 21,039   $ 22,669   $ 42,246
                                                           ========   ========   ========   ========   ========

     Dividends and accretion of issuance costs on
          preferred stock                                      --          909      1,028      1,761       --
                                                           --------   --------   --------   --------   --------
Combined fixed charges and preferred stock dividends       $ 15,668   $ 23,134   $ 22,067   $ 24,430   $ 42,246
                                                           ========   ========   ========   ========   ========

Ratio of earnings to fixed charges                             6.49       3.20       1.43       3.50       1.97
                                                           ========   ========   ========   ========   ========

Ratio of earnings to combined fixed charges
     and preferred stock dividends                             6.49       3.07       1.37       3.25       1.97
                                                           ========   ========   ========   ========   ========

(1) Represents the portion of estimated rental expense assumed to be attributable to interest factors appropriate for the period during which the rental obligations were incurred. 33% was applied for the periods presented.